UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

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Accenture SCA

(Name of Registrant As Specified In Its Charter)

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ACCENTURE SCA

Notice of General Meeting of Shareholders
to be held on January 17, 2005

          The shareholders of Accenture SCA, a Luxembourg société en commandite par actions registered with the Luxembourg Trade and Companies Register under the number B 79 874, with a registered office at 1, rue Guillaume Kroll, L-1882 Luxembourg (“Accenture SCA”), are cordially invited to attend the

GENERAL MEETING

which will be held on January 17, 2005, at 12:00 noon, local time, at the offices of Allen & Overy Luxembourg at 58, rue Charles Martel, L-2134 Luxembourg with the following agenda:

Five ordinary items:

1.	Presentation of the report on the annual accounts issued by the general partner and the report of the commissaire aux comptes of Accenture SCA;

2.	Approval of the balance sheet, the profit and loss accounts, the notes to the accounts and the allocation of the results of Accenture SCA as of August 31, 2004;

3.	Discharge of the general partner, the commissaire aux comptes and the supervisory board in connection with the fiscal year ended August 31, 2004;

4.	Appointment of the members of the supervisory board; and

5.	Re-appointment of KPMG LLP as the independent auditors of Accenture SCA.

One extraordinary item:

1.	Approval of amendments to Accenture SCA’s articles of association.

          The foregoing items of business are more fully described in the information statement accompanying this notice.

          Shareholders may obtain, free of charge, copies of (a) the balance sheet, (b) the profit and loss accounts, (c) the notes to the accounts, (d) the list of securities held by Accenture SCA, (e) the list of shareholders, if any, who have not fully paid up their shares with an indication of the number of shares and their contact details, (f) the report of the general partner and (g) the report of the commissaire aux comptes, by making a written request to the general partner at Accenture Ltd, 1661 Page Mill Road, Palo Alto, California 94304, United States of America, Attention: Secretary.

          The general partner has fixed the close of business on December 6, 2004, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. This means that only those persons who were registered holders of Accenture SCA Class I common shares or Class II common shares at the close of business on that date will be entitled to receive notice of the meeting and to attend and vote at the meeting.

          The general partner is not asking you for a proxy in connection with the General Meeting and you are requested not to send us a proxy.

ACCENTURE LTD,
acting as general partner of Accenture SCA

     Dated: December      , 2004

We use the term “partner” to refer to the executive employees of Accenture with the “partner” title.

INFORMATION STATEMENT

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

Date, Time and Place

          This information statement is provided to the shareholders of Accenture SCA, a Luxembourg partnership limited by shares with registered and principal executive offices at 1, rue Guillaume Kroll, L-1882 Luxembourg (“Accenture SCA”), in connection with the General Meeting of Accenture SCA’s shareholders to be held at 12:00 noon local time on January 17, 2005 (the “General Meeting”). The General Meeting will be held at the offices of Allen & Overy Luxembourg at 58, rue Charles Martel, L-2134 Luxembourg. This information statement is being sent to shareholders on or about December         , 2004.

Who Can Vote; Votes Per Share

          All persons who are registered holders of Accenture SCA Class I common shares or Class II common shares at the close of business on December 6, 2004 are shareholders of record for the purposes of the General Meeting and will be entitled to vote at the General Meeting. As of the close of business on that date there were outstanding                 Class I common shares (which number does not include issued shares held by subsidiaries of Accenture SCA), held by            shareholders of record, and             Class II common shares, all of which are held by Accenture Ltd, the general partner of Accenture SCA. These shareholders of record will be entitled to one vote per Class I common share and one vote per Class II common share on all matters submitted to a vote of shareholders, so long as those votes are represented at the General Meeting. Your shares will be represented if you attend and vote at the General Meeting in person or by proxy.

Quorum and Voting Requirements

          There are five ordinary items and one extraordinary item to be considered at the General Meeting.

          Under Luxembourg law and Accenture SCA’s articles of association, there are no quorum requirements for ordinary items. For extraordinary items, there must be established a quorum of half of the Company’s outstanding shares represented and voting at the General Meeting.

          In order to be approved, ordinary items being considered require the affirmative vote of a majority of the votes cast. Approval of extraordinary items requires a two-thirds majority vote of the votes cast. Abstentions will not affect the voting results.

           With regard to the extraordinary item to be considered at the General Meeting, the proposed amendments to the articles of association of Accenture SCA are conditioned upon the approval by shareholders of Accenture Ltd of amendments to the bye-laws of Accenture Ltd for the purpose of relocating to the bye-laws comparable transfer restrictions applicable to Accenture Ltd Class A common shares of Accenture Ltd partners and former partners that were beneficially owned by them prior to the time of Accenture Ltd’s initial public offering. The annual general meeting of shareholders of Accenture Ltd is scheduled to occur on February 2, 2005.

          The general partner of Accenture SCA, Accenture Ltd, intends to vote all             of the Class I common shares that it holds and all             of the Class II common shares that it holds in favor of approving each of the proposals to be voted upon at the General Meeting. Accenture Ltd holds      % of the aggregate outstanding Accenture SCA Class I common shares and Class II common shares and therefore will have the power, acting by itself, to approve all matters scheduled to be voted upon at the General Meeting.

ITEMS OF BUSINESS FOR THE GENERAL MEETING

     The agenda for the General Meeting includes the following items of business:

ORDINARY ITEMS:

Item No. 1—Presentation of the Annual Accounts and Report of the Commissaire aux Comptes

     At the General Meeting, shareholders will be presented the report on the annual accounts issued by the general partner and the report of the commissaire aux comptes.

Item No. 2—Approval of the Financial Statements for the Year Ended August 31, 2004

     At the General Meeting, shareholders of Accenture SCA will vote on the approval of the balance sheet, the profit and loss accounts, the notes to the accounts and the allocation of the results of Accenture SCA as of August 31, 2004.

Item No. 3—Discharge of the General Partner, Commissaire aux Comptes and Supervisory Board

     At the General Meeting, shareholders of Accenture SCA will vote on the discharge of the general partner, the commissaire aux comptes and the supervisory board in connection with the fiscal year ended August 31, 2004.

Item No. 4—Appointment of the Supervisory Board

          At the General Meeting, shareholders of Accenture SCA will vote on the appointment of the members of its supervisory board. The general partner, Accenture Ltd, has nominated for appointment to the supervisory board the following three persons to serve for the ensuing year until the next general meeting of shareholders:

Joe W. Forehand
William D. Green
Carlos Vidal

          All of the foregoing nominees currently serve on the supervisory board.

          Accenture SCA has no board of directors or officers. Accenture Ltd, as the sole general partner of Accenture SCA, is vested by Accenture SCA’s articles of association with the management of Accenture SCA and controls Accenture SCA’s management and operations.

Item No. 5—Re-Appointment of KPMG LLP as Independent Auditors of Accenture SCA

     At the General Meeting, the shareholders of Accenture SCA will vote on the re-appointment of KPMG LLP as independent auditors for the fiscal year ending August 31, 2005. No representative of KPMG LLP is expected to attend the General Meeting.

EXTRAORDINARY ITEM:

Item No. 1—Proposed Amendments to the Articles of Association of Accenture SCA

     At the General Meeting, shareholders of Accenture SCA will vote on proposed amendments to the articles of association of Accenture SCA for the purpose of relocating into the articles of association of Accenture SCA existing contractual restrictions on transfers and redemptions of Accenture SCA Class I common shares held by partners of Accenture SCA. The text of the proposed amendments is set forth on Annex A to this information statement.

          Reasons for and General Effect of the Proposed Amendments

          A U.S. district court recently dismissed a shareholder derivative action against Accenture Ltd and five of its current and former partners that alleged that these partners, as a result of having entered into the Accenture Ltd voting agreement, were subject to Section 16(b) under the Securities Exchange Act of 1934 and therefore were liable to Accenture Ltd for the profits they may have received from certain transactions involving their Accenture shareholdings. The district court’s reasoning was consistent with an interpretive letter Accenture Ltd had received earlier from the staff of the U.S. Securities and Exchange Commission.

          Despite these favorable developments, Accenture Ltd determined that it did not want the possibility of further allegations under Section 16(b) to impede Accenture Ltd’s future ability to (i) compensate its top performers under new, recently announced equity compensation programs for partners or (ii) introduce proposed improvements and initiatives to the Accenture Ltd Share Management Plan that will provide its partners with the ability to sell or dispose of their shares in individual transactions in an orderly fashion, thereby greatly reducing Accenture Ltd’s need to rely on large, marketed secondary offerings to facilitate dispositions of these shares. Therefore, Accenture Ltd is seeking the approval of its shareholders to relocate existing contractual restrictions on transfers of Accenture Ltd common shares applicable to Accenture Ltd partners to Accenture Ltd’s bye-laws. Accenture SCA similarly is proposing to relocate into the articles of Accenture SCA existing contractual restrictions on transfers and redemptions of Accenture SCA Class I common shares by partners of Accenture SCA. The proposed amendments will have the effect of collecting and incorporating all such existing contractual restrictions into the articles of association of Accenture SCA.

          The existing contractual restrictions on transfer and redemption may be terminated or waived generally by the affirmative vote of at least 66 2/3% of Accenture SCA Class I common shares owned by employee partners, subject to the approval of Accenture SCA. The transfer restrictions also may be waived in particular situations by designated partner representatives. In keeping with the relocation of these provisions to the articles of association of Accenture SCA, in contrast, the proposed amendments include a provision allowing the SCA supervisory board (or its designee) to waive such restrictions. The proposed amendments otherwise mirror in all material respects the current contractual restrictions.

          The shareholders will also vote on any other business that properly comes before the General Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of More than Five Percent

          As of November 15, 2004, the only person known by us to be a beneficial owner of more than 5% of Accenture SCA’s Class I common shares or Class II common shares was as follows:

	Accenture SCA Class I common shares		Accenture SCA Class II common shares
	shares beneficially	% of shares	shares beneficially	% of shares
Name and Address of Beneficial Owner	owned	beneficially owned	owned	beneficially owned
Accenture Ltd Canon’s Court 22 Victoria Street Hamilton HM12, Bermuda	530,610,127 (1)	59.5%	470,958,308	100%

(1)	In addition, Accenture Ltd may be deemed to beneficially own 79,948,840 Class I common shares held by wholly-owned subsidiaries of Accenture SCA. Under Luxembourg law, shares of Accenture SCA held by Accenture SCA or any of its direct or indirect subsidiaries may not be voted at meetings of the shareholders of Accenture SCA.

Security Ownership of Directors and Executive Officers of Accenture Ltd

          The following table sets forth, as of November 15, 2004, information regarding beneficial ownership of Accenture Ltd Class A common shares and Class X common shares and Accenture SCA Class I common shares held by (1) each of Accenture Ltd’s directors, Accenture Ltd’s chief executive officer and each of Accenture Ltd’s four most highly compensated executive officers, other than the chief executive officer, serving as executive officers at the end of Accenture Ltd’s 2004 fiscal year and (2) all of the directors and executive officers of Accenture Ltd as a group. To our knowledge, except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after November 15, 2004.

	Accenture SCA Class I		Accenture Ltd Class A		Accenture Ltd Class X
	common shares		common shares		common shares		Percentage of the total number of
	shares	% of shares	shares	% of shares	shares	% of shares	Class A and Class X
	beneficially	beneficially	beneficially	beneficially	beneficially	beneficially	common shares
Name(1)	owned	owned	owned	owned	owned	owned	beneficially owned
Joe W. Forehand(2)(3)	956,889	* %	1,000	** %	956,889	*** %	****
William D. Green(2)	832,031	*	—	—	832,031	***	****
Steven A. Ballmer	—	—	—	—	—	—	—
Dina Dublon(4)	—	—	51,207	**	—	—	****
Joel P. Friedman(2)	668,930	*	—	—	668,930	***	****
Dennis F. Hightower(5)	—	—	25,000	**	—	—	****
William L. Kimsey(5)	—	—	25,000	**	—	—	****
Robert I. Lipp(4)	—	—	187,260	**	—	—	****
Blythe J. McGarvie(4)	—	—	49,603	**	—	—	****
Mark Moody-Stuart(4)	—	—	59,252	**	—	—	****
Masakatsu Mori	—	—	563,895	**	—	—	****
Wulf von Schimmelmann(4)	—	—	45,000	**	—	—	****
Carlos Vidal(2)	613,080	*	—	—	—	—	—
R. Timothy S. Breene(2)(6)	618,987	*	—	—	618,987	***	****
Stephan A. James(2)(7)	748,677	*	—	—	748,677	***	****
Jackson L. Wilson, Jr.(2)(8)	771,591	*	3,232	**	771,591	***	****
All directors and executive officers as a group (24 persons)(9)	7,638,822	* %	2,812,940	** %	6,302,557	1.7%	1.0%

*	Less than 1% of Accenture SCA’s Class I common shares outstanding.

**	Less than 1% of Accenture Ltd’s Class A common shares outstanding.

***	Less than 1% of Accenture Ltd’s Class X common shares outstanding.

****	Less than 1% of the total number of Accenture Ltd’s Class A common shares and Class X common shares outstanding.

(1)	Address for all persons listed is c/o Accenture, 1661 Page Mill Road, Palo Alto, California 94304 USA.

(2)	Subject to contractual transfer restrictions, Accenture SCA is obligated, at the option of the holder of its shares and at any time, to redeem any outstanding Accenture SCA Class I common shares held by the holder. The redemption price per share generally is equal to the market price of an Accenture Ltd Class A common share at the time of the redemption. Accenture SCA currently intends to pay this redemption price with cash but may, in the future, deliver Accenture Ltd Class A common shares on a one-for-one basis to pay this redemption price. Each time an Accenture SCA Class I common share is redeemed from a holder, Accenture Ltd has the option, and intends to, redeem an Accenture Ltd Class X common share from that holder, for a redemption price equal to the par value of the Accenture Ltd Class X common share, or $.0000225.

(3)	Includes 200,000 Accenture SCA Class I common shares held by a limited partnership in which Mr. Forehand has a beneficial interest that were transferred in accordance with our Family and Charitable Transfer Program.

(4)	Includes 45,000 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from November 15, 2004.

(5)	Consists of 25,000 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from November 15, 2004.

(6)	Includes 264,663 Accenture SCA Class I common shares held by three family trusts in which Mr. Breene has a beneficial interest that were transferred in accordance with our Family and Charitable Transfer Program. Mr. Breene was an executive officer of Accenture Ltd at August 31, 2004 but no longer serves as an executive officer. Mr. Breene continues to be a part of our global management team.

(7)	Includes 225,000 Accenture SCA Class I common shares held by a limited partnership in which Mr. James has a beneficial interest that were transferred in accordance with our Family and Charitable Transfer Program. Mr. James was an executive officer of Accenture Ltd but retired as a partner of Accenture Ltd effective August 31, 2004.

(8)	Includes 296,766 Accenture SCA Class I common shares held by a grantor retained annuity trust in which Mr. Wilson has a beneficial interest that were transferred in accordance with our Family and Charitable Transfer Program. Mr. Wilson was an executive officer of Accenture Ltd but retired as a partner of Accenture Ltd effective August 31, 2004.

(9)	Does not include shares held by Mssrs. Breene, James and Wilson, who were not executive officers of Accenture Ltd at November 15, 2004.

INDEPENDENT AUDITORS’ FEES AND OTHER MATTERS

Independent Auditors’ Fees

          The following table describes fees for professional audit services rendered by KPMG LLP, Accenture’s principal accountant, for the audit of Accenture’s annual financial statements for the years ended August 31, 2004 and August 31, 2003, and fees billed for other services rendered by KPMG LLP during these periods.

Type of Fee	2004	2003
	(in thousands)
Audit Fees(1)	$6,425	$4,715
Audit Related Fees(2)	2,742	2,299
Tax Fees(3)	652	752
All Other Fees(4)	130	618

Total	$9,949	$8,384

(1)	Audit Fees, including those for statutory audits, include the aggregate fees paid by Accenture during the fiscal year indicated for professional services rendered by KPMG LLP for the audit of Accenture Ltd’s and Accenture SCA’s annual financial statements and review of financial statements included in Accenture’s Forms 10-Q and Form 10-K.

(2)	Audit Related Fees include the aggregate fees paid by Accenture during the fiscal year indicated for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of Accenture Ltd’s and Accenture SCA’s financial statements and not included in Audit Fees, including review of registration statements and issuance of consents. Also included in Audit Related Fees are fees for internal control review, accounting advice and opinions related to various employee benefit plans.

(3)	Tax Fees include the aggregate fees paid by Accenture during the fiscal year indicated for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning.

(4)	All Other Fees include the aggregate fees paid by Accenture during the fiscal year indicated for products and services provided by KPMG LLP, other than the services reported above, including due diligence reviews.

Procedures For Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

          Pursuant to its charter, the Audit Committee of the Board of Directors of Accenture Ltd is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditors. KPMG LLP’s engagement to conduct the audit of Accenture SCA for fiscal 2004 was approved by the Audit Committee on November 12, 2003. Additionally, each permissible audit and non-audit engagement or relationship between Accenture and KPMG LLP entered into since May 2, 2003 has been reviewed and approved by the Audit Committee, as provided in its charter.

          We have been advised by KPMG LLP that substantially all of the work done in conjunction with its 2004 audit of Accenture SCA’s financial statements for the most recently completed fiscal year was performed by permanent full-time employees and partners of KPMG LLP.

OTHER MATTERS

          The general partner is not aware of any matters not set forth herein that may come before the General Meeting.

Dated: December       , 2004.

Annex A

PROPOSED AMENDMENTS TO
ARTICLES OF ASSOCIATION OF ACCENTURE SCA

Article 7-Redemption of Shares

Amend the second paragraph of Article 7 to read as follows:

“Subject to any contractual restrictions on Transfer by a holder set forth in any contract or agreement to which the Company or any of its affiliates is a party or set forth in Article 8 of these Articles of Association, Class I Common Shares shall be redeemable for cash at the option of the holder by giving irrevocable notice of an election for redemption to the Company.”

New Article 8-Transfer Restrictions Applicable to Covered Shares

Add a new Article 8 as follows:

Article 8-Transfer Restrictions Applicable to Covered Shares

1. Each Covered Person shall at all times be the Sole Beneficial Owner of all Covered Shares beneficially owned by such Covered Person as of or prior to the IPO Date, except as provided herein. Any Covered Shares Transferred in compliance with this Article 8 shall no longer be subject to such provisions. Capitalized terms used in this Article 8 shall have the meanings ascribed to such terms in paragraph 24 of this Article 8.

2. Notwithstanding paragraph 1, an Employee Covered Person may:

(i)	on or prior to the date that is four years after the IPO Date, Transfer an aggregate of up to 35% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date;

(ii)	commencing on the date that is four years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph 2) of up to 45% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date;

(iii)	commencing on the date that is five years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph 2) of up to 55% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date;

(iv)	commencing on the date that is six years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph 2) of up to 65% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date; and

(v)	commencing on the date that is seven years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph 2) of up to 75% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date.

3. Notwithstanding paragraph 1, a Covered Person may Transfer any Covered Shares beneficially owned by such Covered Person as of the IPO Date commencing on the later of (i) the date that is eight years after the IPO Date and (ii) the date that such Covered Person ceases to be an employee of the Company.

4. Notwithstanding paragraph 1, an Employee Covered Person that retires (or has retired) at the age of 50 or older and is not in contravention of the Non-Competition Agreement (a “Retired Employee”) may:

(i)	if such Retired Employee retires (or has retired) at age 50, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of Covered Shares eligible for sale at the date of such retirement pursuant to paragraph 2 of this Article 8 (the “Base Eligible Sales”) and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.25;

(ii)	if such Retired Employee retires (or has retired) at age 51, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.375;

(iii)	if such Retired Employee retires (or has retired) at age 52, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.50;

(iv)	if such Retired Employee retires (or has retired) at age 53, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.625;

(v)	if such Retired Employee retires (or has retired) at age 54, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.75;

(vi)	if such Retired Employee retires (or has retired) at age 55, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.875; and

(vii)	if such Retired Employee retires (or has retired) at age 56 or above, Transfer 100% of the Covered Shares beneficially owned by such Retired Employee as of the IPO Date.

5. A Retired Employee may also Transfer the Covered Shares beneficially owned by such Retired Employee as of the IPO Date in accordance with paragraph 2 of this Article 8 as if such Retired Employee were an Employee Covered Person.

6. Following the first anniversary of the IPO Date, a Retired Employee that reaches (or has reached) the age of 56 may also Transfer 100% of the Covered Shares beneficially owned by such Retired Employee as of the IPO Date.

7. Notwithstanding paragraph 1, a Covered Person that became disabled while an employee of the Company (a “Disabled Employee”) prior to 15 June 2001, may Transfer 100% of the Covered Shares beneficially owned by such Disabled Employee as of the IPO Date. A Covered Person that becomes (or has become) a Disabled Employee following 15 June 2001 may (i) if such Disabled Employee becomes disabled (or has become disabled) prior to reaching the age of 50, Transfer Covered Shares beneficially owned by such Disabled Employee as of the IPO Date in accordance with the provisions of paragraph 2 of this Article 8 as if such Disabled Employee were an Employee Covered Person and (ii) if such Disabled Employee becomes (or has become) disabled after reaching the age of 50, Transfer Covered Shares beneficially owned by such Disabled Employee as of the IPO Date in accordance with the provisions of paragraph 4 of this Article 8 as if such Disabled Employee were a Retired Employee.

8. Notwithstanding paragraph 1, a Covered Person may Transfer Covered Shares beneficially owned by such Covered Person as of the IPO Date pursuant to bona fide pledges of Covered Shares approved by the Supervisory Board or its delegate in writing and any foreclosures thereunder, provided that the pledgee has agreed in writing with the Supervisory Board or its delegate (any such agreement to be satisfactory to the Supervisory Board or its delegate in its sole discretion) that the Company shall have a right of first refusal to purchase such Covered Shares at the market price prior to any sale of such Covered Shares by such pledgee.

9. Notwithstanding paragraph 1, commencing on 15 June 2004, the Covered Shares are redeemable at the option of the Covered Person for a redemption price per share equal to the lower of (i) the Valuation Ratio multiplied by the Market Price of an Accenture Ltd Class A Common Share and (ii) one United States dollar.

10. Each Covered Person, for so long as such Covered Person is an Employee Covered Person, will comply with any restrictions on Transfer relating to Class I Common Shares imposed by the Company pursuant to the Company’s insider trading policies from time to time and notified to such Covered Person from time to time.

11. All Transfers of Covered Shares beneficially owned by a Covered Person as of or prior to the IPO Date made by such Covered Person before the adoption of this Article 8 shall be aggregated, for purposes of paragraphs 2 through 4, with all Transfers of Covered Shares beneficially owned by such Covered Person as of or prior to the IPO Date made by such Covered Person after the adoption of this Article 8.

12. Notwithstanding paragraph 2, each Covered Person will not Transfer any Covered Shares until 24 July 2005, except (A) to participate in underwritten public offerings, share repurchases, sales or redemptions or other transactions, in each case as approved in writing by the Company and/or (B) to estate and/or tax planning vehicles, family members and charitable organizations that become bound to the terms of this Article 8 of these Articles of Association by express agreement in writing, in each case as approved in writing by the Company (which approval may be subject to other conditions, including upon the requirement that any transferee become bound by any other agreement, that the Company may require in its sole discretion). The preceding sentence shall not preclude any Transfer permitted under paragraph 8 or 9 of this Article 8.

13. All Covered Shares beneficially owned by a Covered Person (in each case other than Covered Shares held of record by a trustee in a compensation or benefit plan administered by the Company and other Covered Shares that have been pledged to the Company (or to a third party agreed to in writing by the Company) shall, at the sole discretion of the Company, be registered in the name of a nominee for such Covered Person and/or shall be held in the custody of a custodian until otherwise determined by the Company or until such time as such Covered Shares are released pursuant to paragraph 17 or 18 of this Article 8. The form of the custody agreement and the identity of the custodian and/or nominee shall be as determined by the Supervisory Board or its delegate from time to time.

14. Whenever any nominee holder shall receive any dividend or other distribution in respect of any Covered Shares, satisfied otherwise than in Covered Shares, the Company will give or cause to be given notice or direction to the applicable nominee and/or custodian referred to in paragraph 13 to permit the prompt distribution of such dividend or distribution to the beneficial owner of such Covered Shares, net of any tax withholding amounts required to be withheld by the nominee, unless the distribution of such dividend or distribution is restricted by the terms of another agreement between the Covered Person and the Company (or with any other person with respect to which the Company has expressly agreed in writing) known to the Company.

15. Any share certificate representing Covered Shares beneficially owned by a Covered Person, and any agreement or other instrument evidencing restricted share units, options or other rights to receive or acquire Covered Shares beneficially owned by such Covered Person, may bear a legend noted conspicuously on each such certificate, agreement or other instrument reading substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN THE COMPANY’S ARTICLES OF ASSOCIATION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, EXCHANGED, TRANSFERRED, ASSIGNED, PLEDGED, PARTICIPATED, HYPOTHECATED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE THEREWITH.”

16. The Company shall refuse to register the transfer of Covered Shares not made in compliance with these Articles of Association and it may enter stop transfer orders against the transfer of Covered Shares not made in compliance with these Articles of Association.

17. All Covered Shares of each Covered Person who is not an Employee Covered Person which could be Transferred without contravening any provision of this Article 8 shall be released from the custody of the custodian pursuant to procedures to be developed by the Company to or at the direction of such Covered Person free and clear of all restrictions and legends described above.

18. A specified number of Covered Shares of an Employee Covered Person shall be released from the custody of the custodian, pursuant to procedures to be developed by the Company, upon the request of such Employee Covered Person and to or at the direction of such Employee Covered Person (free and clear of all restrictions and legends described in this Article 8), provided that such request is accompanied by a certificate of such requesting Employee Covered Person (i) indicating such requesting Employee Covered Person’s intention to Transfer promptly such specified number of Covered Shares and (ii) establishing that such specified number of Covered Shares are then permitted to be Transferred without contravening any Transfer Restrictions (which evidence must be satisfactory to the Company).

19. Each Covered Person shall be responsible for all expenses of such Covered Person incurred in connection with compliance by such Covered Person with its obligations under this Article 8, including expenses incurred by the Company in enforcing the provisions of Article 8 relating to such obligations.

20. In the event of any change in the outstanding Class I Common Shares by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, combinations, exchanges of shares and the like, the term “Covered Shares” shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Covered Shares. Upon the occurrence of any event described in the immediately preceding sentence, the Company shall make such adjustments to or interpretations of the provisions of this Article 8 as the Company shall deem necessary or desirable to carry out the intent of such provision(s). If the Company deems it advisable, any such adjustments may take effect from the record date, the “when issued trading date,” the “ex dividend date” or another appropriate date.

21. The provisions of this Article 8 shall be binding upon the respective legatees, legal representatives, successors and assigns of the Covered Persons; provided, however, that a Covered Person may not assign or otherwise transfer any of its obligations under such provisions without the prior written consent of the Supervisory Board or its delegate and any assignment or other transfer of rights and/or obligations under this Article 8 by a Covered Person without such consent of the Supervisory Board or its delegate shall be void.

22. If requested by the Supervisory Board or its delegate, each Covered Person shall execute such documents and take such further action as may be reasonably necessary to effect the provisions of this Article 8.

23. The Supervisory Board or its delegate may waive any of the provisions of this Article 8 to permit particular Covered Persons, a particular class of Covered Persons or all Covered Persons to Transfer Covered Shares in particular situations (such as Transfers to family members, partnerships or trusts) or generally. The Supervisory Board or its delegate may impose such conditions as the Supervisory Board or its delegate determines on the granting of such waivers. The determinations of the Supervisory Board or its delegate under this paragraph 23 shall be final and binding and need not be uniform and may be made selectively among Covered Persons (whether or not such Covered Persons are similarly situated).

24. For purposes of this Article 8, the following terms have the following meanings:

A “beneficial owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security, but for purposes of these Articles of Association a person shall not be deemed a beneficial owner of Covered Shares (A) solely by virtue of the application of the United States Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) Rule 13d-3(d) or Exchange Act Rule 13d-5 as in effect on 18 April 2001, (B) solely by virtue of the possession of the legal right to vote securities under applicable law (such as by proxy, power of attorney or appointment as corporate representative) or (C) held of record by a “private foundation” subject to the requirements of Section 509 of the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder (or equivalent in other jurisdictions as determined from time to time by the Supervisory Board or its delegate). “Beneficially own” and “beneficial ownership” shall have correlative meanings. For purposes of the determination of beneficial ownership only, the provisions of Article 8 shall not be deemed to transfer the investment power with respect to any Class I Common Shares.

“Covered Person” or “Covered Persons” shall mean those persons, other than the Company, who were Shareholders on the IPO Date; provided that any Covered Person who was not also a party to that certain Common Agreement dated as of April 19, 2002 among the Company and the other parties thereto on the date of adoption of this Article 8 shall not be subject to paragraph 12 of this Article 8.

“Company” means Accenture SCA, together, as the case may be and if the context so requires, with its Subsidiaries from time to time.

A Covered Person’s “Covered Shares” shall mean any Class I Common Shares beneficially owned by such Covered Person at the time in question. “Covered Shares” shall also include the securities that are defined to be “Covered Shares” in paragraph 20 of this Article 8. A Covered Person “acquires” Covered Shares when such Covered Person first acquires beneficial ownership over such Covered Shares.

The term “disabled” shall mean “disabled” as defined (i) in any employment agreement then in effect between the employee and the Company, or (ii) if not defined therein, or if there shall be no such agreement, as defined in the Company’s long-term disability plan as in effect from time to time, or (iii) if there shall be no plan, the inability of an employee to perform in all material respects his duties and responsibilities to the Company for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity. Any question as to the existence of a disability as to which the employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the employee and the Company. If the employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determinations in writing. The determination of disability made in writing to the Company and the employee shall be final and conclusive for all purposes of this Article 8.

An “employee” shall include, without limitation, the owners and employees of partner personal service companies in certain countries with which the Company has personal service contracts (in each case as agreed by the Supervisory Board or its delegate), and any other similarly situated person designated as an “employee” by the Supervisory Board or its delegate.

“Employee Covered Person” shall mean a Covered Person that is an employee of the Company at the time in question, provided that if the Company has received notice that any Covered Person intends to terminate such Covered Person’s employment with the Company (except in the case of notice with respect to retirement or disability), such Covered Person shall be deemed not to be an Employee Covered Person.

“IPO Date” shall mean 24 July 2001, the date of completion of Accenture Ltd’s initial public offering.

“Non-Competition Agreement” shall mean, collectively, any Non-Competition Agreement, dated as of 18 April 2001, among the Company and the partners from time to time party thereto as such agreement may be amended from time to time or any agreement having a similar effect.

“Permitted Basket Transaction” shall mean the purchase or sale of, or the establishment of a long or short position in, a basket or index of securities (or of a derivative financial instrument with respect to a basket or index of securities) that includes securities of the Company, in each case if such purchase, sale or establishment is permitted under the Company’s policy on hedging with respect to securities of the Company and other relevant policies, including insider trading policies, as announced from time to time.

“Sole Beneficial Owner” shall mean a person who is the beneficial owner of Covered Shares, who does not share beneficial ownership of such Covered Shares with any other person (other than pursuant to these Articles of Association, the Non-Competition Agreement or applicable community property laws) and who is the only person (other than pursuant to applicable community property laws) with a direct economic interest in the Covered Shares. An economic interest of the Company (or of any other person with respect to which the Company has expressly agreed to in writing) as pledgee shall be disregarded for this purpose. A Covered Person that holds Covered Shares indirectly through a wholly-owned personal holding company shall be considered the “Sole Beneficial Owner” of such Covered Shares, provided that such personal holding company is a Covered Person hereunder. In respect of Covered Shares held in a personal holding company or a trust structure, the share register shall refer both to the legal entity or trust, respectively, as the legal and record owner of the Covered Shares and to the beneficial owner(s) of the legal entity or trust, respectively.

“Subsidiary” shall mean any person in which Accenture SCA owns, directly or indirectly, at least a majority of the equity, economic or voting interest.

“Transfer” shall mean any sale, transfer, pledge, hypothecation or other disposition, whether direct or indirect, whether or not for value, and shall include any disposition of the economic or other risks of ownership of Covered Shares, including short sales of securities of the Company, option transactions (whether physical or cash settled) with respect to securities of the Company, use of equity or other derivative financial instruments relating to securities of the Company and other hedging arrangements with respect to securities of the Company, in each such case other than Permitted Basket Transactions.

Articles 8 through 23

Amendments to existing Articles 8 through 23:

Renumber existing Articles 8 through 23, including all references thereto, as new Articles 9 through 24, respectively.